CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            MEDALION SERVICES, INC.

The  undersigned   being  the  President  of  Medalion   Services,   Inc.,  (the
"Corporation"),   in  order   to  amend   the   Corporation's   Certificate   of
Incorporation, hereby certifies as follows:

FIRST: The name of the corporation is MEDALION SERVICES, INC.

SECOND: The Corporation hereby amends its Certificate of Incorporation as follows:

1. Paragraph "FOURTH" relating to the Corporation's authorized shares of capital stock is amended to increase the numb-or of authorized shares from 1,500 shares of common stock without par value to Five Million (5,000,000) shares of common stock having a per share par value of $.0001.

2. The following paragraph is hereby added to the corporation's Certificate of Incorporation as Article "SEVENTH" thereof:

          "To the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or as it may hereafter by amended, no director of the corporation shall be personally liable for monetary damages for breach of his/her fiduciary duty as a director. The
          Corporation shall indemnify each officer and director of the Corporation to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

THIRD: The amendment affected herein was authorized and adopted by the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware. IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this let day of February 1997.

/s/ Doreen Rush

Doreen Rush, President

TOTAL P.02